As filed with the Securities and Exchange Commission on October 2, 1997
                                  File No. 33-

                       Securities and Exchange Commission
                              Washington, DC 20549

                                    Form S-8
                             Registration Statement
                        Under the Securities Act of 1933

                              Greenland Corporation
             (Exact Name of Registrant as Specified in its Charter)

         Nevada                                      87-0439051
(State or other jurisdiction of             (IRS Employer Identification
incorporation or organization)                       Number)

                                7084 Miramar Road
                               San Diego, CA 92121
              (Address and Zip code of principal executive offices)

                   Employee Compensation & Consulting Services
                            (Full Title of the Plan)

              Eric W. Gaer, 7084 Miramar Road, San Diego, CA 92121
                     (Name and Address of Agent for Service)

                                 (619) 566-9604
    (Registrant's telephone number, including area code of Agent for Service)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [ X ]

                         CALCULATION OF REGISTRATION FEE
                                       Proposed          Proposed
    Title of            Amount          Maximum           Maximum         Amount of
Securities to be         to be      Offering Price       Aggregate      Registration
   Registered         Registered       Per Share      Offering Price         Fee
----------------    -------------   ---------------   --------------   --------------
  Common Stock         1,570,000         $0.10           $157,000           $47.58

(1) Calculated pursuant to rule 457(h).

Item 3.       Incorporation of Certain Documents by Reference

The Company's Annual Report on Form 10-KSB for the year ended December 31, 1996 and Form 8-K dated April 18, 1997; two Form 10-QSB's for the quarters ended March 31, 1997 and June 30, 1997 under the Securities Exchange Act of 1934 are hereby incorporated by reference.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities covered hereby then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents, except as to any portion of any future Annual or Quarterly Report to Stockholders which is deemed to be modified or superseded for purposes of this Registration Statement of the extent that such statement is replaced or modified by a statement contained in this Registration Statement.

Item 4.       Description of Securities

Securities are registered under Section 12 of the Exchange Act.

Item 5.       Interest of Named Experts and Counsel

Does not apply.

Item 6.       Indemnification of Directors and Officers

Section 78.751, as amended, of the General Corporation Laws of Nevada (the "Act") provides that a corporation may indemnify a director or officer of the corporation and to purchase and maintain liability insurance for those persons as, and to the extent permitted by the Act.

The by-laws of the Company contain provisions indemnifying its directors and officers to the extent permitted by 78.751, as amended, of the General Corporation Laws of Nevada (the "Act"), as amended from time to time.

The Company's Certificate of Incorporation limits directors' liability for monetary damages for breaches of their duties of care owed the Company to the fullest extent permitted by Nevada law.

Item 7.       Exemption from Registration Claimed

Does not apply.

Item 8.       Exhibits

The following is a list of exhibits filed as part of the Registration Statement:

              5.1     Opinion of Craig J. Shaber, Esquire
              24.1    Consent of Smith & Company, CPAs

Item 9.       Undertakings

The undersigned hereby undertakes:

(1)(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities

(other that the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                INDEX TO EXHIBITS

         Exhibit Number            Description

                 5.1               Opinion of Craig J. Shaber, Esquire
                24.1               Consent of Smith & Company, CPAs

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of San Diego, State of California, on the 29th day of September, 1997.

GREENLAND CORPORATION


By: /s/
     ERIC W. GAER, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

     September 29, 1997                  /s/
                                        Eric W. Gaer
                                        President and Chief Executive Officer


     September 29, 1997                  /s/
                                        ----
                                        Gerry B. Berg
                                        Chief Financial Officer

Craig J. Shaber
------------------------------------------------------------------------------

ATTORNEY AND COUNSELOR AT LAW                                7084 Miramar Road
A PROFESSIONAL CORPORATION                         SAN DIEGO, CALIFORNIA 92121
                                                     TELEPHONE: (619) 566-9750
                                                      FACSIMILE: (619)566-9796

September 29, 1997

Mr. Eric W. Gaer
Greenland Corporation
7084 Miramar Road
San Diego, CA 92121

RE:           Legal Opinion For S-8 Registration Statement

Dear Mr. Gaer:

At your request, I have examined the form of Registration Statement No. 33-which Greenland Corporation (the "Company") is filing with the Securities and Exchange Commission, on Form S-8 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 1,570,000 shares of your Common Stock (the "Stock") issuable pursuant to various employee agreements (the "Agreements").

In rendering the following opinion, I have examined and relied only upon the documents, and certificates of officers and directors of the Company as are specifically described below. In my examination, I have assumed the genuineness of all signatures, the authenticity, accuracy and completeness of the documents submitted to me as originals, and the conformity with original documents of all documents submitted to me as copies. My examination was limited to the following documents and no others:

     1.       Certificate of Incorporation of the Company as amended to date;

     2.       Bylaws of the Company, as amended to date;

     3. Resolutions adopted by the Board of Directors of the Company authorizing the issuance of the Stock pursuant to the Agreements.

     4.       The Registration Statement.

     5.       The Agreements.

I  have  not  undertaken,   nor  do  I  intend  to  undertake,  any  independent
investigation beyond such documents and records, or to verify the adequacy or accuracy of such documents and records.

Mr. Gaer
September 26, 1997
Page 2


Based on the foregoing, it is my opinion that the Stock to be issued under the Agreements, subject to effectiveness of the Registration Statement and compliance with applicable blue sky laws, and execution of the Agreements in the form referred to herein, when issued pursuant to the Agreements, will be duly and validly authorized, fully paid and non-assessable.

I express no opinion as to compliance with the securities or "blue sky" laws of any state in which the Stock is proposed to be offered and sold or as to the effect, if any, which non-compliance with such laws might have on the validity of issuance of the Stock.

I consent to the filing of the opinion as an exhibit to any filing made with the Securities and Exchange Commission or under any state or other jurisdiction's securities act for the purpose of registering, qualifying or establishing eligibility for an exemption from registration or qualification of the Stock described in the Registration Statement in connection with the offering described therein. Other than as provided in the preceding sentence, this opinion (i) is addressed solely to you, (ii) may not be relied upon by any other party, (iii) covers only matters of Delaware and federal law and nothing in this opinion shall be deemed to imply any opinion related to the laws of any other jurisdiction, (iv) may not be quoted or reproduced or delivered by you to any other person, and (v) may not be relied upon for any other purposed whatsoever. Nothing herein shall be deemed to relate to or constitute an opinion concerning any matter not specifically set forth above.

By giving you this opinion and consent, I do not admit that I am an expert with respect to any part of the Registration Statement or Prospectus within the meaning of the term "expert" as used in Section 11 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission as promulgated thereunder.

The information set forth herein is as of the date of this letter. I disclaim any undertaking to advise you of changes which may be brought to my attention after the effective date of the Registration Statement.

Your truly,


/s/
Craig J. Shaber

                                 SMITH & COMPANY
                          CERTIFIED PUBLIC ACCOUNTANTS

MEMBERS OF:                                10 WEST 100 SOUTH, SUITE 700
AMERICAN INSTITUTE OF                      SALT LAKE CITY, UTAH 84101
     CERTIFIED PUBLIC ACCOUNTANTS          TELEPHONE:       (801) 575-8297
UTAH ASSOCIATION OF                        FACSIMILE:       (801) 575-8306
     CERTIFIED PUBLIC ACCOUNTANTS          E-MAIL: smith&co@smithandcocpa.com
--------------------------------------------------------------------------------



September 29, 1997

Board of Directors
Greenland Corporation
San Diego, California

RE: Consent to Use Our Audited Financial Statements as an Exhibit to S-8 Registration Statement

This letter serves as our consent to the inclusion of our report dated March 14, 1997 on the audited financial statements of Greenland Corporation, a Nevada corporation, for the year ending December 31, 1996.

Very truly yours,



/s/
Smith & Company

                        CERTIFICATE OF CORPORATE OFFICERS

The undersigned, being the duly elected President of Greenland Corporation, hereby directs National Stock Transfer to issue the shares described in accordance with the instructions provided in this letter addressed and remitted to the same on this date, September 29, 1997.


    Dated: September 29, 1997               /s/
                                           -------------------------------------
                                           Eric W. Gaer
                                           President and Chief Executive Officer



    Dated: September 29, 1997              /s/
                                           -------------------------------------
                                           Michael H. deDomenico
                                           Secretary